                                   Exhibit 3
                                   ---------


                                                      Voting and Proxy Agreement


     VOTING AND PROXY AGREEMENT, dated as of May 25, 2001, (this "Agreement") by and among Micro Investment, LLC (the "Investor"), a Delaware limited liability company, and each other person listed on the signature pages hereof (each, a "Stockholder").

     WHEREAS, contemporaneously with the execution and delivery of this Agreement, Micro Therapeutics, Inc. (the "Company") and the Investor are entering into a Securities Purchase Agreement (the "Purchase Agreement"; capitalized terms used but not defined herein shall have the meanings assigned to them in the Purchase Agreement), which provides for, upon the terms and subject to the conditions set forth therein, the sale by the Company and the purchase by the Investor of shares of Common Stock, par value $0.001 per share (the "Common Stock"), of the Company; and

     WHEREAS, as of the date hereof, each Stockholder owns beneficially the number of shares of Common Stock set forth opposite such Stockholder's name on
Schedule I hereto (all such shares so owned and which may hereafter be acquired by such Stockholder prior to the termination of this Agreement, whether upon the exercise of options or by means of purchase, dividend, distribution or otherwise, being referred to herein as such Stockholder's "Shares"); and

     WHEREAS, as a condition to their willingness to enter into the Purchase Agreement, the Investor has requested that the Stockolders enter into this Agreement; and

     WHEREAS, in order to induce the Investor to enter into the Purchase Agreement, the Stockholders are willing to enter into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing premises and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I.

                          TRANSFER AND VOTING OF SHARES

     1.1. Voting Agreement. Subject to the provisions of Section 4.1 below, each Stockholder hereby agrees that from the date hereof to the Second Closing Date (as such term is defined in the Purchase Agreement), at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, such Stockholder shall vote such Stockholder's Shares (A) in favor of the transactions contemplated by the Purchase Agreement, including, without limitation, the issuance, purchase and sale of the Second Closing Shares to the Investor and the election to the Board of Directors of the Company, the following designees of the Investor: Dale A Spencer, Elizabeth H. Weatherman, Richard B. Emmitt and Paul Buckman, and (B) against any Competing Transaction Proposal (as hereinafter defined) that is not a Superior Offer or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Purchase Agreement or which would result in any condition to the Second Closing not being fulfilled.

     1.2. No Disposition or Encumbrance of Shares and Options. Each Stockholder hereby covenants and agrees that, from the date hereof to the termination of this Agreement, it shall not, and shall not offer or agree to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, or create or permit to exist any Encumbrance (as hereinafter defined) on, the Shares owned by such Stockholder at any time prior to the Second Closing Date.

     1.3. Voting of Shares; Further Assurances.

     (a) Each Stockholder, by this Agreement, with respect to such Stockholder's Shares, does hereby constitute and appoint the Investor, or any nominee of the Investor, with full power of substitution, from the date hereof to the Second Closing Date, as its true and lawful attorney and proxy (its "Proxy"), for and in its name, place and stead, to vote each of such Shares as its Proxy, at every annual, special or adjourned meeting of the stockholders of the Company, including the right to sign its name (as stockholder) to any consent, certificate or other document relating to the Company that the law of the State of Delaware may permit or require (A) in favor of the transactions contemplated by the Purchase Agreement, including, without limitation, the issuance, purchase and sale of the Second Closing Shares to the Investor and the election to the Board of Directors of the Company, the following designees of the Investor: Dale A Spencer, Elizabeth H. Weatherman, Richard B. Emmitt and Paul Buckman, and (B) against any Competing Transaction Proposal that is not a Superior Offer or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Purchase Agreement or which would result in any condition to the Second Closing not being fulfilled.

     THIS POWER OF ATTORNEY IS IRREVOCABLE, IS GRANTED IN CONSIDERATION OF THE INVESTOR ENTERING INTO THE PURCHASE AGREEMENT AND IS COUPLED WITH AN INTEREST SUFFICIENT IN LAW TO SUPPORT AN IRREVOCABLE POWER. This appointment shall revoke all prior powers of attorney and proxies appointed by any Stockholder at any time with respect to the Shares and no subsequent powers of attorney or proxies will be appointed by such Stockholder, or be effective, with respect thereto during the term of this Agreement.

     (b) Stockholder shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in the Investor the power to carry out and give effect to the provisions of this Agreement.

                                  ARTICLE II.

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

     Each Stockholder, severally and not jointly, hereby represents and warrants to the Investor as follows:

     2.1. Authorization. Such Stockholder has all requisite power to execute and deliver this Agreement, to appoint the Investor as its Proxy and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the appointment of the Investor as such Stockholder's Proxy, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder. This Agreement has been duly executed and delivered by or on behalf of such Stockholder and, assuming its due authorization, execution and delivery by the Investor, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

     2.2. No Conflicts, Required Filings and Consents.

     (a) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder will not, (i) conflict with or violate any statute, law, ordinance, rule, regulation, order, decree or judgment applicable to such Stockholder or by which it or any of its properties is bound or affected, or (ii) result in any breach of or constitute a default (with notice or lapse of time, or both) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of such Stockholder, including, without limitation, the Shares, pursuant to, any indenture or other loan document provision or other contract, license, franchise, permit or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of its properties is bound or affected, except for any such breaches, defaults or other occurrences that would not prevent or delay the performance by such Stockholder of its obligations under this Agreement.

     (b) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Stockholder of its obligations under this Agreement.

     2.3. Title to Shares. Such Stockholder is the record and beneficial owner of its Shares, free and clear of any pledge, lien, security interest, mortgage, charge, claim, equity, option, proxy, voting restriction, right of first refusal, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind ("Encumbrances"), except as may arise pursuant to this Agreement.

                                  ARTICLE III.

                 REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

     The Investor represents and warrants to each Stockholder as follows:

     3.1. Organization and Qualification. The Investor is a limited liability company duly organized and validly existing under the laws of the State of Delaware. The Investor has the power to execute and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Investor. This Agreement has been duly executed and delivered by the Investor and, assuming its due authorization, execution and delivery by each Stockholder, constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms.

                                  ARTICLE IV.

                                 NO SOLICITATION

     4.1. No Solicitation of Transactions.

     Each Stockholder covenants and agrees that in its capacity as a stockholder of the Company it shall not, directly or indirectly, take (nor shall the Stockholder authorize or permit its officers, directors, partners, stockholders, employees, representatives, investment bankers, attorneys, accountants or other agents or affiliates (the "Representatives"), to take and the Representatives shall not take, on behalf of the Stockholder) any action to directly or indirectly, except in connection with the Guidant and Century Preemptive Rights,
(i) solicit any offers, bids or indications of interest, or initiate negotiations or discussions with any person other than the Investor with respect to the financing of the Company, whether debt or equity, or the sale, license or other transfer by the Company of any material assets of the Company, or the sale, merger, consolidation, recapitalization or other reorganization of the Company (each, a "Competing Transaction Proposal"); (ii) enter into any agreement, agreement in principle, letter of intent or similar arrangement (whether or not legally binding) relating to a Competing Transaction Proposal;
(iii) furnish, or authorize any Representative to furnish, any confidential information or draft agreement concerning a Competing Transaction Proposal to any party; or (iv) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction Proposal. Notwithstanding the foregoing, each Stockholder may take any action in his or her capacity as a director or officer of the Company as permitted under Section
4.12 of the Purchase Agreement. This Agreement is intended to bind each Stockholder only with respect to the specific matters set forth herein and shall not prohibit a Stockholder from acting in accordance with his or her fiduciary duties as a director or officer of the Company.

                                   ARTICLE V.

                                  MISCELLANEOUS

     5.1. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

     5.2. Notices. All notices or other communications under this Agreement shall be in writing and shall be given by delivery in person, by facsimile, cable, telegram, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows (or such other address for a party as shall be specified in a notice given in accordance with this Section 5.2) and shall be deemed to have been given one business day after transmission by facsimile, cable, telegram, telex of other standard form of telecommunications or four days after deposit in the U.S. mail:

     If to a Stockholder, at the address or facsimile number of such Stockholder set forth on Schedule I, with a copy to:

          Stradling, Yocca, Carlson & Rauth
          600 Newport Center Drive, Suite 1600
          Newport Beach, CA 92660
          Attention: Bruce Feuchter, Esq. and Mark Skaist, Esq.
          Facsimile No.: (949) 725-4100

          If to the Investor:

          Micro Investment, LLC
          c/o Warburg, Pincus, Equity Partners, L.P.
          466 Lexington Avenue
          New York, NY 10017
          Attention: Elizabeth H. Weatherman
          Facsimile No.: (212) 716-5068

          with a copy to:

          Willkie Farr & Gallagher
          787 Seventh Avenue
          New York, NY 10019
          Attention: Steven J. Gartner, Esq.
          Facsimile No.: (212) 728-8111

     5.3. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     5.4. Entire Agreement. This Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     5.5. Assignment, Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     5.6. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware court, this being in addition to any other remedy to which they are entitled at law or in equity.

     5.7. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS RULES OF CONFLICT OF LAWS.

     5.8. Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     5.9. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     5.10. Termination. This Agreement, including without limitation, the Proxy, shall terminate and be of no further force and effect, automatically and without any required action of the parties hereto, at the time of the earlier to occur of (i) the Second Closing Date, or (ii) the termination of the provisions of the Purchase Agreement relating to the Second Closing pursuant to Sections 4.12 and
9.4 thereof. All representations, warranties and agreements made by the parties to this Agreement shall terminate at such time.


                            [Signature Pages follow.]

     IN WITNESS WHEREOF, the Investor has caused this Agreement to be executed by its duly authorized representative and each Stockholder has caused this Agreement to be executed, or duly executed by an authorized signatory, all as of the date first written above.

MICRO INVESTMENT, LLC

By: Warburg, Pincus Equity Partners, L.P.,
Managing Member

     By: Warburg, Pincus & Co.,
     General Partner


By: /s/ Elizabeth H. Weatherman
    ------------------------------
    Name:  Elizabeth H. Weatherman
    Title: Partner

/s/ George Wallace
----------------------------------
George Wallace

/s/ John Rush
----------------------------------
John Rush

/s/ Dick Allen
----------------------------------
Dick Allen

/s/ Kim Blickenstaff
----------------------------------
Kim Blickenstaff

/s/ W. James Fitzsimmons
----------------------------------
W. James Fitzsimmons

/s/ Harold Hurwitz
----------------------------------
Harold Hurwitz

/s/ William McLain
----------------------------------
William McLain

/s/ Earl Slee
----------------------------------
Earl Slee

/s/ Kevin Daly
----------------------------------
Kevin Daly

                                   Schedule I
                                  Stockholders

(1)   George Wallace
(2)   John Rush
(3)   Dick Allen
(4)   Kim Blickenstaff
(5)   W. James Fitzsimmons
(6)   Samuel Navarro
(7)   Harold Hurwitz
(8)   William McLain
(9)   Earl Slee
(10)  Kevin Daly